Exhibit 4.9

PARTNERSHIP AGREEMENT

Table of Contents

1.	Definition and Interpretation

2.	Establishment of Investment Center

3.	Mode, Amount and Payment Period of Capital Contribution

4.	Execution of Matters of Investment Center

5.	Management Fee

6.	Distribution of Investment Income and Allocation of Loss

7.	Properties of Investment Center

8.	Admission to and Withdrawal from Partnership

9.	Conversion of Nature of Partner

10.	Dissolution and Liquidation

11.	Representation and Warranty

12.	Liabilities for Breach

13.	Effectiveness and Termination

14.	General Provisions

This Partnership Agreement (“Agreement”) is made and entered into by and among the following parties on April 25, 2011 in Taizhou, Jiangsu, the People’s Republic of China (“China”; for the purpose of this Agreement, the term “China” excludes Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan):

(1)

Shenyang Sunshine Pharmaceutical Co., Limited (“Shenyang Sunshine”); a limited liability company duly established and existing under the laws of China, with its domicile at No. 1-3, Road No. 10, Shenyang Economic & Technical Development Zone, the registration number of its business license being 210100401001670 (1-1) and its legal representative being Lou Jing;

(2)

Taizhou Oriental CMC Limited (“Taizhou East”), a limited liability company duly established and existing under the laws of China, with its domicile at No. 1, CMC RoadCMC Road, Taizhou, Jiangsu, the registration number of its business license being 321200000021238 and its legal representative being Qian Ling;

(3)

Taizhou Huan Sheng Investment Management Company Limited (“Management Company”), a limited liability company duly established and existing under the laws of China, with its domicile at Room 199, Building 1, No. 1, CMC RoadCMC Road, Taizhou, Jiangsu, the registration number of its business license being 321291000023489 and its legal representative being Lou Jing;

Shenyang Sunshine, Taizhou East and Management Company are hereinafter referred to as “Party” respectively and “All Parties” collectively; as for a party, all other partners are hereinafter referred to as “Other Parties”.

Whereas:

For the purpose of bringing the advantages of All Parties into full play and realizing the win-win cooperation among All Parties and on the basis of the principles of complementation, mutual benefits, long-term cooperation and joint development, All Parties plan to jointly establish a limited liability partnership mainly engaged in investment in pharmaceutical and medical industries in Jiangsu China.

Therefore, All Parties, in accordance with the provisions of relevant laws of regulations of China and through amicable negotiation, agree as follows:

1.       Definition and Interpretation

Unless otherwise specified in this Agreement, the following words and expressions used in this Agreement shall have the meaning given as follows:

Investment Center	shall	have the meaning as given by Article 2.1 hereof;

Operating Term	shall	have the meaning as given by Article 2.6 hereof;

Board of Directors	shall mean	the board of directors of Management Company;

Partners’ Meeting	shall mean	the partners’ meeting of Investment Center, which is composed of All Partners (including General Partner) of Investment Center;

Management Fee	shall mean	the management fee paid by Investment Center to General Partner for the management by General Partner on its matters;

Management Company	shall mean	Taizhou Huan Sheng Investment Management Co., Ltd., a limited liability company duly established and existing under the laws of China;

Exhibit 4.9

Management Team	shall	have the meaning as given by Article 4.6 hereof;

General Partner	shall mean	Management Company;

Executive Partner	shall mean	General Partner;

Limited Partners	shall mean

Shenyang Sunshine and Taizhou East when Investment Center is established, and shall include any new limited partner if such new limited partner is admitted to the partnership after Investment Center is established;

Investment Committee	shall mean	have the meaning as given by Article 4.4 hereof;

Investment Income	shall mean

all incomes distributed to Investment Center owing to the investment in an Investment Project (including but not limited to dividends, bonus, interests and considerations) and all incomes arising from withdrawal from an Investment Project;

Investment Project	shall mean	any investment object in which Investment Center plans to invest or has invested;

Shenyang Sunshine	shall mean	Shenyang Sunshine Pharmaceutical Co., Ltd., a limited liability company duly established and existing under the laws of China;

Taizhou East	shall mean	Taizhou Oriental CMC Limited, a limited liability company duly established and existing under the laws of China;

Class-1 Project	shall mean	any Investment Project for which the lump-sum investment or accumulative investment made by Investment Center exceeds RMB thirty million (RMB 30,000,000);

Class-2 Project	shall mean	any Investment Project for which the lump-sum investment or accumulative investment made by Investment Center is no more than RMB thirty million (RMB 30,000,000);

Notice	shall	have the meaning as given by Article 14.2 hereof;

Confidential Information	shall	have the meaning as given by Article 14.1 hereof;

Dispute	shall	have the meaning as given by Article 14.12 hereof;

China	shall mean	the People’s Republic of China; for the purpose of this Agreement, the term “China” excludes Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan.

2.	Establishment of Investment Center

2.1

Name: All Parties agree to, by jointly making capital contribution, establish a limited liability partnership mainly engaged in investment in pharmaceutical and medical industries, of which the name is “Taizhou Huan Sheng Healthcare Industry Investment Center, LLP" (“Investment Center”, which is a temporarily determined name, and is subject to the approval by industrial & commercial administration authority).

2.2	Organizational form: Investment Center is formed as a limited liability partnership.

2.3	Registered address: The registered address of Investment Center is Taizhou, Jiangsu, China [No. 1, CMC Road, Taizhou, Jiangsu].

2.4

Purpose: Investment Center will be engaged in investment and investment consultation in biopharmaceutical industry, medical industry and other hi-tech industry, and will dedicate itself to maximizing the interests of All Partners.

2.5

Business scope: Investment Center will mainly invest in pharmaceutical, medical or healthcare projects (such as startup enterprises and growing enterprises engaged in large molecule medicines, small molecule medicines,, medical device, medical treatment, medical & healthcare service and biological agriculture), and other projects as recognized by General Partner. An enterprise in which Investment Center is to invest shall be the enterprise which has entered into the clinical application procedure (namely the enterprise which meet the conditions for application and has apply with the competent authority), and at least thirty percents (30%) of total capital contribution made by All Partners of Investment Center shall be invested in enterprises located in Taizhou Medicine Hi-tech Industrial Park [“Park”] (including the enterprises which are registered in the Park and the enterprises which carry out relevant businesses in the Park). As for any enterprise which is located outside the Park and in which Investment Center makes investment, in case such enterprise agrees to set up a branch or other subsidiary with independent legal personality in the Park or implement any relevant project construction and will pay taxes to the Park after Investment Center makes investment therein, such enterprise will be deemed as an enterprise located in the Park in which Investment Center makes investment.

2.6

Operating Term: The operating term of Investment Center shall be eight (8) years (“Operating Term”), starting from the date on which the business license of Investment Center is issued. Upon expiration, the Operating Term may be extended by All Partners upon unanimous consent.

3.	Mode, Amount and Payment Period of Capital Contribution

3.1

The partners of Investment Center include a general partner and several limited partners. The general partner of Investment Center (“General Partner”) is Management Company (domiciled at Room 199, Building 1, No. 1, CMC Road, Taizhou, Jiangsu); the limited partners of Investment Center (“Limited Partners”) upon the establishment of Investment Center are Shenyang Sunshine (domiciled at No. 1-3, Road No. 10, Shenyang Econpomic & Technical Development Zone) and Taizhou East (domiciled at No. 1, CMC Road, Taizhou, Jiangsu). If any new limited partner is admitted to the partnership after Investment Center is established, the Limited Partners shall include such new limited partner.

3.2	Upon the establishment of Investment Center, the total capital contribution subscribed by All Partners amount to RMB two hundred and fifty million (RMB250,000,000).

3.3

The capital contribution subscribed by Management Company amounts to RMB one million (RMB1,000,000), which shall be made in cash. Management Company shall pay up the capital contribution subscribed in a lump sum within thirty (30) working days after the business license of Investment Center is issued.

Exhibit 4.9

3.4

The capital contribution subscribed by Taizhou East amounts to RMB fifty million (RMB 50,000,000), which shall be made in cash. Taizhou East shall pay up the capital contribution subscribed in a lump sum within thirty (30) working days after the business license of Investment Center is issued.

3.5

The capital contribution subscribed by Shenyang Sunshine amounts to RMB one hundred and ninety-nine million (RMB199,000,000), which shall be made in cash. The first installment of capital contribution made by Shenyang Sunshine amounts to RMB fifty million (RMB50,000,000), and shall be paid up by Shenyang Sunshine in a lump sum within thirty (30) working days after the business license of Investment Center is issued. The time for payment of remaining capital contribution by Shenyang Sunshine will be separately determined by All Parties through negotiation.

3.6

General Partner shall open a special bank account in the name of Investment Center for receiving the capital contribution made by All Partners, and any outward payment from such bank account shall be signed by the legal representative or authorized representative of General Partner and be stamped with the official seal of General Partner.

4.	Execution of Matters of Investment Center

4.1	The Partners’ Meeting of Investment Center shall be composed of All Partners, and the following major matters shall be subject to unanimous consent of All Partners at Partners’ Meeting:

(1)	Disposal of any personal or real property of Investment Center;

(2)	Transfer or disposal of any intellectual property right or other property right of Investment Center;

(3)	Provision of security for others in the name of Investment Center.

4.2	General Partner shall act as Executive Partner of Investment Center:

(1)

The only prerequisite for Executive Partner is that it shall be the general partner of Investment Center, and the procedure for selection of Executive Partner shall be the same as the procedure for generation of General Partner;

	(2)	By signing this Agreement, All Partners shall be deemed as having selected Management Company, namely the general partner of Investment Center as the executive partner of Investment Center;

(3)

The powers and duties of Executive Partner shall be the same as the powers and duties of General Partner as specified in this Agreement; Executive Partner shall seek interests for Investment Center on the basis of the principle of good faith; should Investment Center incur major losses owing to willful misconduct or gross negligence of Executive Partner, Executive Partner shall be liable to compensate Investment Center for such losses;

	(4)	The conditions and procedure for removal of Executive Partner shall be the same as the conditions and procedure for removal of General Partner;

	(5)	Unless General Partner has withdrawn from the partnership, Investment Center may not change the Executive Partner.

4.3	The matters of Investment Center to be executed by General Partner shall include (without limitation):

	(1)	Modification to name of Investment Center;

	(2)	Decision on admission of any Limited Partner to or withdrawal by any Limited Partner from the partnership Limited Partner;

(3)	Employment or dismissal of any management personnel of Investment Center;

(4)	Employment or dismissal of any law firm, accounting firm or other intermediary service institution of Investment Center;

(5)	Selection of Investment Projects;

(6)	Investment in any specific Investment Project;

(7)	Management on Investment Projects;

(8)	Withdrawal from any specific Investment Project;

(9)	Decision on time for distribution of Investment Income;

(10)	Implementation of distribution of Investment Income;

(11)	Other matters which shall be executed by General Partner as specified in this Agreement, and other matters relating to management, control and operation of Investment Center.

4.4	Investment Center shall set up an investment committee (“Investment Committee”), which shall be accountable to Partners’ Meeting. Investment Committee shall be composed of seven

	(7)	members, among which five (5) members are the members of Board of Directors and two

	(2)	members are appointed by Taizhou East.

4.5	The powers and duties of Investment Committee include:

	(1)	To find and select Investment Projects;

	(2)	To review and approve the investment & withdrawal program submitted by Board of Directors for any Class-2 Project;

	(3)	To submit the investment & withdrawal program and relevant materials of Class-1 Projects to Partners’ Meeting for review and approval;

	(4)	Other powers and duties as specified in this Agreement or granted by Partners’ Meeting.

4.6

General Partner shall set up a management team (“Management Team”) for the investment matters of Investment Center. The members of Management Team shall be nominated by the general manager of General Partner and be employed or dismissed by Board of Directors (the employment or dismissal of any member of Management Team shall be subject to consent of at least two thirds (2/3) of all members of Board of Directors). The composition, remuneration and welfare of members of Management Team shall be decided by Board of Directors.

4.7	The powers and duties of Management Team include:

(1)

To implement the investment & withdrawal matters for Investment Projects approved by Board of Directors or Investment Committee, including (without limitation) to negotiate with the concerned parties, to carry out due diligence investigation for Investment Projects, to draft the relevant intention letters, memorandums, contracts, agreements and other documents, and to deal with or assist concerned parties in dealing with governmental approval, registration or filing necessary for Investment Projects;

	(2)	To submit the drafted intention letters, memorandums, contracts, agreements and other documents to Board of Directors or Investment Committee for deliberation and approval;

	(3)	To follow up Investment Projects, contact with concerned parties on a regular basis, and report major matters relating to Investment Projects to Board of Directors and Investment Committee in time;

	(4)	Other powers and duties as granted by Board of Directors.

4.8	A member of Board of Directors or an officer of General Partner may concurrently act as a member of Investment Committee and/or Management Team.

Exhibit 4.9

4.9

The investment in and withdrawal from any Class-2 Project as well as the intention letter, memorandum, contract, agreement and other document drafted by Management Team relating to any Class-2 Project shall be subject to the review and approval by Investment Committee. The resolutions made by Investment Committee shall be subject to the consent of at least two thirds (2/3) of all members of Investment Committee.

4.10

The investment in and withdrawal from any Class-2 Project as well as the intention letter, memorandum, contract, agreement and other document drafted by Management Team relating to any Class-2 Project shall be subject to the review and approval by Partners’ Meeting. The resolutions made by Partners’ Meeting shall be subject to the consent of the members of Partners’ Meeting which totally hold at least two thirds (2/3) of all shares of Investment Center.

4.11

For avoiding doubt, in case Investment Center intends to make further investment in any Class-2 Project and after such further investment the accumulative investment made by Investment Center in such Class-2 Project will exceed RMB thirty million (RMB 30,000,000), then such Class-2 Project will become a Class-1 Project. The said further investment made by Investment Center in such Class-2 Project as well as the future investment in or withdrawal from such Class-2 Project shall be subject to the review and approval by Partners’ Meeting.

4.12	In the course of execution of matters of Investment Center, General Partner (including its Board of Directors and Management Team) may not:

	(1)	Conduct any act in violation of the provisions of the Applicable Laws and this Agreement;

	(2)	Keep for its own any interest which shall belong to Investment Center by making use of its position;

	(3)	Conduct any other act which will damage the lawful rights and interests of Investment Center and/or Limited Partners.

4.13	No Limited Partner may execute the matters of Investment Center, provided that the following behaviors of a Limited Partner shall not be deemed as execution of matters of Investment Center:

	(1)	To participate in the decision on admission of General Partner to or withdrawal by General Partner from the partnership;

	(2)	To bring forth suggestions on operation and management of Investment Center;

	(3)	To obtain the audited financial/accounting reports of Investment Center;

	(4)	To get access to accounting/financial books and other financial data of Investment Center when its own interests are involved;

	(5)	To claim against or bring an action against the liable Partner when its interests in Investment Center are damaged;

	(6)	To urge General Partner to exercise the rights when General Partner delays in exercising rights, or bring an action in its own name and for the interests of Investment Center;

	(7)	To legally provide guaranty for Investment Center with the prior written consent of General Partner.

5.	Management Fee

5.1	The Investment Center shall, in accordance with the provisions of this Agreement, pay the Management Fee to the General Partner.

5.2

During the Operating Term of Investment Center, the annual Management Fee payable by Investment Center to General Partner shall be two point five percents (2.5%) of total capital contribution made by All Partners.

5.3

For avoiding doubt, the Management Fee does not cover the registration fee, attorney’s fee, audit fee, other intermediary service fee and liquidation expenses arising from the establishment, existence, fund raising, project management, investment withdrawal and registration cancellation of Investment Center, and also does not cover the expenses arising from purchase/leasing of office and office equipment of Investment Center as well as the expenses relating to employees of Investment Center (including but not limited to salary, welfare expenses and travel expenses), and the above-mentioned expenses shall all be borne by Investment Center.

5.4

Investment Center shall pay the Management Fee to General Partner on the basis of calendar year. As for a period less than one year, the Management Fee shall be adjusted in accordance with the proportion of total days of such period in total days of a year. Investment Center shall, by January 30 in each year, pay the Management Fee for such year to General Partner, provided that the Management Fee for the first year shall be paid within 30 days after the business license of Investment Center is issued.

6.	Distribution of Investment Income and Allocation of Loss

6.1	The distribution of Investment Income shall be made on the basis of every specific Investment Project.

6.2

After the withdrawal from a specific Investment Project, General Partner shall, at the time point determined by it for the distribution of the Investment Income arising from such Investment Project, distribute the Investment Income arising from such Investment Project among All Partners in proportion to the capital contribution made by every Partner upon the establishment of Investment Center (namely, twenty percents for Taizhou East (20%); seventy nine point six for Shenyang Sunshine (79.6%); zero point four percents for Management Company (0.4%)), until the total Investment Income distributed to All Partners is equal to the accumulative investment made by Investment Center in such Investment Project.

6.3

In case there is still remaining Investment Income after the distribution in accordance with Article 6.2 hereof is completed, eighty percents (80%) of the remaining income shall be distributed among Limited Partners in proportion to the capital contribution respectively made by them upon establishment of Investment Center, and twenty percents (20%) shall be distributed to General Partner.

6.4	Taizhou East shall award fifty percents (50%) of the Investment Income received by it in accordance with Article 6.3 hereof to Management Team as the performance-based remuneration.

6.5	General Partner shall award fifty percents (50%) of the Investment Income received by it in accordance with Article 6.3 hereof to Management Team as the performance-based remuneration.

6.6

In case Investment Center incurs any loss, such loss shall be allocated to All Partners in proportion to their respective capital contribution, provided that Limited Partners will be liable for the debts of Investment Center to the extent of its capital contribution, and General Partner will undertake unlimited joint and several liabilities for the debts of Investment Center.

7.	Properties of Investment Center

7.1	The capital contribution made by All Partners as well as the income and other properties legally obtained in the name of Investment Center shall all be the properties of Investment Center.

Exhibit 4.9

7.2	Prior to the liquidation of Investment Center, no Partner may request the division of properties of Investment Center.

7.3	Within the Operating Term (including any extended term), no Partner may pledge all or any of its share in properties of Investment Center without the prior written consent of General Partner.

7.4

Within the Operating Term (including any extended term), no Partner may transfer to any person other than a Partner all or any of its share in properties of Investment Center without the prior written consent of General Partner.

7.5

In case a Partner intends to transfer all or any of its share in properties of Investment Center to Other Partners, all Other Partners shall be informed thereof thirty (30) days in advance. Where two or more Other Partners intend to purchase such property share, then, under the same conditions, the proportion of property share to be purchased by them shall be determined through negotiation among them; in case the negotiation fails, the proportion of their respective capital contribution shall apply.

8.	Admission to and Withdrawal from Partnership

8

1 For the admission of a new partner to the partnership, the prior written consent from General Partner is required, and a written partnership admission agreement shall be concluded by and between All Partners and the new partner.

8.2

Unless otherwise specified in Article 8.7 hereof, a new partner may only be admitted to the partnership as a limited partner. A new limited partner admitted to the partnership shall be liable for the debts incurred by Investment Center before it is admitted to the partnership to the extent of the capital contribution made by it. The new general partner admitted to the partnership in accordance with the provisions of Article 8.7 hereof shall undertake unlimited joint and several liabilities for the debts incurred by Investment Center before it is admitted to the partnership.

8.3

Under any of the following circumstances, it is mandatory for a Partner to withdraw from the partnership, and the effective date of withdrawal shall be the date on which such circumstance actually occurs:

(1)	Such Partner gets its business license legally revoked, is ordered to get dissolved, or is declared as bankrupt;

(2)	Such Partner loses any qualification which is specified as necessary by Applicable Laws;

(3)	All property share of such partner in Investment Center is subject to forcible execution by the people’s court;

(4)	Any other circumstance as specified by the Applicable Laws.

8.4	In case of termination of Limited Partner, its successor in title may legally obtain its title in Investment Center.

8.5	Should any Partner be involved in any of the following circumstances, such Partner may be expelled from the partnership by a resolution adopted by the all Other Partners upon unanimous consent:

	(1)	Such Partner fails to perform the obligation to pay capital contribution in accordance with this Agreement or any cooperation agreement separately signed by All Parties;

	(2)	Investment Center incurs the loss amounting to RMB ten million (RMB 10,000,000) owing to any willful misconduct or gross negligence of such Partner;

(3)	Investment Center incurs the loss amounting to RMB ten million (RMB 10,000,000) owing to any misconduct of such Partner in execution of matters of the partnership.

The resolution to expel a Partner shall be delivered to such Partner in writing. The expulsion shall become effective and the expelled partner shall withdraw from the partnership as of the date on which the notice of expulsion is received by the expelled partner. Should the expelled partner object to the resolution for expulsion, it may bring a suit to the people’s court within thirty (30) days of receipt of the notice of expulsion.

In case the expelled partner causes any loss to Investment Center for the reason as specified in Article 8.5(2) or 8.5(3) hereof, the expelled partner shall also be liable to make compensation.

8.6

Unless withdrawing from the partnership in accordance with the provisions of Article 8.3 or Article 8.5 hereof, no Limited Partner may request for withdrawal from the partnership without the prior written consent from General Partner. Should there be only General Partner in Investment Center after the Limited Partners withdraw from the partnership, then Investment Center shall be dissolved.

8.7

In case General Partner withdraws from the partnership for any reason, Shenyang Sunshine shall, within thirty (30) days after the date on which General Partner withdraws from the partnership, appoint a third party as the general partner of Investment Center, otherwise Investment Center shall be dissolved upon expiration of the above-mentioned thirty-day period.

8.8

In case any Partner withdraws from the partnership, the Other Partners shall conduct settlement therewith in light of the conditions of properties of Investment Center at the time of withdrawal, and redeem the share of properties of such Partner. The withdrawing partner shall be liable to make compensation for the losses incurred by Investment Center owing to any reason attributable to such withdrawing partner, and the amount payable to such withdrawing partner shall be deducted accordingly. Where there is any outstanding matter of Investment Center at the time of withdrawal, the settlement shall be made only after such matter has been dealt with.

8.9

After a Limited Partner withdraws from the partnership, such Limited Partner shall be liable for the debts of Investment Center caused by any reason attributable to such Limited Partner before its withdrawal to the extent of the properties it received from Investment Center upon withdrawal from the partnership; after General Partner withdraws from the partnership, General Partner shall undertake unlimited joint and several liabilities for the debts of Investment Center caused by any reason attributable to General Partner before its withdrawal.

9.	Conversion of Nature of Partner

9.1	No conversion may be carried out between General Partner and Limited Partner.

10.	Dissolution and Liquidation

10.1	Investment Center shall be dissolved under any of the following circumstances:

(1)	The Operating Term has expired and All Partners fail to reach agreement on extension of Operating Term;

(2)	The dissolution is required in accordance with the provisions of Articles 8.6 and 8.7 hereof;

(3)	All Partners have decided to dissolve Investment Center;

(4)	The number of Partners has been less than the quorum for thirty days;

(5)	The partnership purpose specified in this Agreement has been accomplished, or is not capable of being accomplished;

Exhibit 4.9

(6)	Investment Center has got its business license legally revoked, has been ordered to shut down itself or has been cancelled;

(7)	Any other cause for dissolution of the partnership as specified by the Applicable Laws has occurred.

10.2

In case Investment Center is dissolved, the liquidation shall be carried out by the liquidator. The liquidator shall be composed of All Partners. Upon consent by a majority of All Partners, one or more Partners may be designated or a third party may be appointed to serve as the liquidator with fifteen (15) days after the cause for dissolution of Investment Center occurs.

10.3

Failure to appoint the liquidator within fifteen (15) days after the cause for dissolution of Investment Center occurs shall entitle the Partners or other interested persons to petition the people’s court for appointment for liquidator.

10.4	The liquidator shall deal with the following matters during the liquidation:

(1)	To identify the properties of Investment Center, and prepare a balance sheet and a schedule of properties respectively;

(2)	To deal with outstanding matters of Investment Center which are related to liquidation;

(3)	To make full payment of taxes owed;

(4)	To sort out the creditor’s rights and debtor’s liabilities;

(5)	To dispose of the remaining properties of Investment Center after full payment of debts

(6)	To participate in litigation and arbitration on behalf of Investment Center.

10.5

The liquidator shall inform all creditors of Investment Center of the dissolution of Investment Center within ten (10) days after it is appointed, and shall announce such dissolution on newspaper within sixty (60) days.

10.6

After the liquidation, the remaining properties which are available for distribution in accordance with the Applicable Laws shall be distributed among all partners by reference to the provisions of Article 6 hereof.

10.7

After the liquidation is completed, the liquidator shall prepare the liquidation report, and shall, within fifteen (15) days after such report is signed and stamped with official seal by All Partners, submit such report to the registration authority of Investment Center and apply for going through the formalities for cancellation of registration of Investment Center.

11.	Representation and Warranty

11.1	Every Party hereby represents and warrants to all Other Parties as follows:

(1)	It is a limited liability company duly established and existing under the Applicable Laws;

(2)

It has the right to execute and perform this Agreement, and its execution and performance of this Agreement will not (i) violate any law, court judgment or arbitration award which it must abide by; or (ii) violate any document on the basis of which it is duly established and existing; or (iii) violate any document or agreement to which it is contracting party or which is binding upon its assets;

(3)	It is not presently involved in any mater which may impose major adverse impact on any matter under this Agreement or any other Partner;

(4)	All materials delivered by it to all Other Parties are true, accurate, complete and free of any misleading statement.

12.	Liabilities for Breach

12.1

After this Agreement is signed, All Parties shall, on the basis of the principle of good faith, perform various obligations as specified in this Agreement. Should any Party breach this Agreement and thus the Other Parties incur losses, the non-breaching parties shall have the right to require the breaching party to make compensation for all losses of non-breaching parties caused by such breach.

12.2

For avoiding doubt, should any Party fail to perform the capital-contribution obligation in time in accordance with the provisions of this Agreement, such Party shall, for each and every day of delay, pay 1/10,000 of the overdue amount to all Other Parties respectively as the penalty.

13.	Effectiveness and Termination

13.1	This Agreement shall come into effect as of the date on which it is signed by legal representatives or authorized representatives of All Parties and stamped with official seals of All Partners.

13.2

After coming into effect, this Agreement shall remain in full force and effect until (i) the date on which the registration of Investment Center is cancelled; or (ii) All Parties agree in writing to terminate this Agreement; or (iii) this Agreement is terminated in accordance with the Applicable Laws, whichever occurs earlier.

13.3

The termination of this Agreement for any reason shall not release any already-accrued liability for breach of a Party towards all Other Parties, and shall also not release any liability for breach of a Party towards all Other Parties which arises after the termination of this Agreement owing to any act or omission conducted by such Party before the termination of Agreement.

14.	General Provisions

14.1	Confidentiality

(1)

Every Party shall keep secret any information (“Confidential Information”) relating to the following matters: (a) the existence and contents of this Agreement; (b) all information provided by the Other Parties to it owing to the negotiation, execution and performance of this Agreement.

Unless under the circumstance as specified in Article 14.1(2) hereof, no Party may use or disclose to any third party any Confidential Information for its own business purpose or any other purpose without the prior written consent from all Other Parties.

(2)

The confidentiality obligation under 14.1(1) hereof shall not be applicable to: (a) the information disclosure made by a Party to its affiliates or professional consultants for the purpose of this Agreement; (b) any information which is independently developed by a Party, is obtained by a Party from any third party which has the right to disclose such information, or is available by the public not owing to the breach of the provisions of Article 14.1 hereof; (c) the information disclosure which is required by laws, rules of stock exchange or any binding judgment or order given by any competent court, regulatory body or other government agency, or is required by any regulatory or governmental proceedings.

(3)	The provisions of Article 14.1 hereof shall remain in full force and effect within two (2) years after this Agreement is terminated.

14.2	Notice

Any notice, claim, request or demand (“Notice”) relating to this Agreement or any matter covered by this Agreement shall be made in Chinese, and shall be deemed as duly served once the same is sent in accordance with the following provisions:

Exhibit 4.9

A Notice addressed to Shenyang Sunshine shall be delivered to:

Name:	Shenyang Sunshine Pharmaceutical Co., Ltd.
Address:	Units A-D, Floor 15, Huaxin International Building, No. 219,
Qingnian Street, Shenhe District, Shenyang
Fax:	024-23963921
Attention:	Huang Bin

A Notice addressed to Taizhou East shall be delivered to:

Name:	Taizhou Oriental CMC Limited
Address:	Room 112, Building 1, Taizhou National Medicine Hi-tech Industrial
Park Management Committee, No. 1, CMC Road, Taizhou, Jiangsu
Fax:	0523-86200146
Attention:	Gu Minghu

A Notice addressed to Management Company shall be delivered to:

Name:	Taizhou Huan Sheng Investment Management Co., Ltd.
Address:	Floor 13, Tower B, Yuanda Center, No. 5, Huizhong Road, Chaoyang
District, Beijing
Fax:	010-84892211-336
Attention:	DAVID DA CHUAN CHEN

or be delivered to other address, e-mail address or facsimile number advised by a Party to the Other Parties in accordance with the provisions of Article 14.2 hereof. A Notice may be sent by means of hand delivery, facsimile, e-mail or express delivery. Without prejudice to the preceding provisions, a Notice sent by means of facsimile shall be deemed as duly served as of the next working days, and a Notice sent by means of e-mail shall be deemed as duly served as of the time when the confirmation on successful transmission is displayed in the sent-mail box of the sending Party.

14.3	Transfer

Unless otherwise specified by this Agreement, no Party may transfer any of its rights or obligations hereunder without the prior written consent from the Other Parties. This Agreement shall be binding upon All Party as well as their successors and permitted assignees.

14.4	Modification

Neither amendment nor modification to this Agreement shall become valid unless it is made in writing in accordance with the Applicable Laws, signed by the legal representatives or authorized representatives of All Parties and stamped with official seals of All Parties.

14.5	Further Warranty

Every Party shall, and shall make all commercially reasonable efforts to procure any necessary third party to, at any time after the Other Parties bring forth the request, execute all documents and take all actions as reasonably required by all Other Parties for enabling all Other Parties to fully enjoy the interests hereunder.

14.6	Entire Agreement

This Agreement constitutes the entire agreement among All Parties on their rights and obligations with respect to the subject matter hereof. This Agreement shall supersede all verbal or written agreements, understandings and arrangements with respect to the subject matter hereof. No Party has signed this Agreement by relying on any representation, warranty or commitment which is not stated or mentioned in this Agreement.

14.7	Severability

Should any provision hereunder be held as totally or partially illegal, invalid or unexecutable, such provision or the relevant part thereof shall be deemed as having been deleted from this Agreement to the extent as mentioned above, provided that, the legality, validity and executability of all other provisions of this Agreement shall not be affected.

14.8	Taxes and Expenses

Unless otherwise specified by this Agreement or otherwise agreed upon by All Parties in writing, every Party shall bear all taxes and expenses incurred by it and arising from the preparation, negotiation, execution and performance of this Agreement.

14.9	Finalization of Draft

This Agreement shall be interpreted fairly towards every Party, whether such Party is the writer of this Agreement or not, and every Party hereby acknowledges and agrees that, in the course of planning, drafting and review of this Agreement, it has played an important and fundamental role.

14.10	Responsibility

(1)

Failure by a Party to exercise or delay by a Party in exercising any right, power or remedy relating to this Agreement shall not constitute the waiver of such right, power or remedy; a single or partial exercise by a Party of any right, power or remedy shall not prevent such Party from further exercising such right, power or remedy or exercising any other right, power or remedy. The express waiver of a breach hereunder shall not constitute the waiver of any subsequent breach.

(2)

Any responsibility of a Party hereunder towards all Other Parties may be totally or partially released, consolidated, awarded the request for compromise or awarded the grace period by all Other Parties.

14.11	Applicable Laws

The execution, modification, interpretation and performance of this Agreement shall be governed by the laws of China.

14.12	Settlement of Dispute

Any dispute, controversy or claim (“Dispute”) arising from this Agreement or breach, termination or invalidity of this Agreement shall firstly be settled through amicable negotiation among All Parties; in case no settlement to such Dispute can be reached through negotiation, any Party may submit such Dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with the valid arbitration rules of the said commission in Beijing. The language used in arbitration shall be Chinese. The arbitration award shall be final and be binding upon All Parties.

14.13	Heading

All the headings in this Agreement are inserted in this Agreement for convenience only, and shall not in any manner affect the interpretation of this Agreement.

Exhibit 4.9

14.14	Language and Counterparts

This Agreement is made out in four (4) original copies in Chinese, one (1) for each Party and the remaining one (1) being filed with the industrial & commercial administration authority, and all original copies being equally authentic.

(The remainder of this Page is left blank intentionally)

(Signature Page)

IN WITNESS WHEREOF, this Agreement has been signed by All Parties on the date first above written:

Shenyang Sunshine Pharmaceutical Co., Limited
Legal Representative or Authorized Representative:

By:     /s/ Bin Huang

[with official seal stamped]

Taizhou Oriental CMC Limited
Legal Representative or Authorized Representative:

By:     /s/ Minghu Gu

[with official seal stamped]

Taizhou Huan Sheng Investment Management Co., Ltd.
Legal Representative or Authorized Representative:

By:     /s/ Bin Huang

[with official seal stamped]